Exhibit 99.1

VICI PROPERTIES INC. ANNOUNCES THIRD QUARTER 2019 RESULTS
– Reports Third Quarter Net Income of $0.31 per Diluted Share –
– Updates Guidance for Full Year 2019 –

NEW YORK, NY – October 31, 2019 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties” or the “Company”), an experiential real estate investment trust, today reported results for the quarter ended September 30, 2019.
Third Quarter 2019 Financial Results Summary

•
Total revenues were $222.5 million for the quarter ended September 30, 2019, compared to $232.7 million for the quarter ended September 30, 2018. The quarter ended September 30, 2018 included $25.1 million associated with tenant reimbursement of property taxes that are no longer recorded as revenue[1]. Excluding the impact of tenant reimbursement of property taxes, total revenues for the quarter ended September 30, 2019 increased 7.2% compared to the quarter ended September 30, 2018.

•	Leasing revenues were $216.9 million for the quarter ended September 30, 2019, representing a 7.3% increase compared to $202.1 million for the quarter ended September 30, 2018.

•
Net income attributable to common stockholders for the quarter ended September 30, 2019 was $144.4 million, representing 11.2% growth compared to $129.9 million for the quarter ended September 30, 2018. Per share net income attributable to common stockholders for the quarter ended September 30, 2019 was $0.31 per diluted share compared to $0.35 per diluted share for the quarter ended September 30, 2018.

•
NAREIT-defined Funds From Operations (“FFO”) attributable to common stockholders was $144.4 million, or $0.31 per diluted share, for the quarter ended September 30, 2019, compared to $129.9 million, or $0.35 per diluted share, for the quarter ended September 30, 2018.

•
Adjusted Funds From Operations (“AFFO”) attributable to common stockholders was $164.6 million for the quarter ended September 30, 2019, representing an increase of 24.5% compared to AFFO of $132.2 million for the quarter ended September 30, 2018. AFFO per share was $0.35 per diluted share for the quarter ended September 30, 2019 compared to $0.36 per diluted share for the quarter ended September 30, 2018.

•
The year-over-year decrease in per share results is directly attributable to a 25.8% increase in the share count, which increased due to the issuance of 50 million shares in June 2019 and 34.5 million shares in November 2018 both of which enable the Company to finance its acquisition pipeline on a leverage-neutral basis.

Third Quarter 2019 Overview
“In the third quarter of 2019 VICI once again showed itself to be one of America’s fastest-growing REITs,” said Edward Pitoniak, Chief Executive Officer. “Year over year we enjoyed the benefit of incremental rent from our Harrah’s Philadelphia, Margaritaville and Greektown acquisitions, the rent escalation called for in our leases, and 11 days of rent from our most recently closed acquisition, JACK Cincinnati. In last year’s third quarter, we collected rent from one tenant, Caesars, and this year we collected rent from three tenants, evidence of our ability to both grow and diversify our rent roll.”
___________________________
1 Upon the adoption of ASC 842 on January 1, 2019, we ceased recording tenant reimbursement of property taxes as these taxes are paid directly by our tenants to the applicable government entity.

John Payne, President and COO, also commented, “In the third quarter we officially expanded our tenant roster with Hard Rock International, an international leader in gaming, entertainment and hospitality experiences, by closing on the acquisition of JACK Cincinnati. Additionally, earlier this week, we announced our fourth transaction of 2019 with the pending acquisition of JACK Cleveland Casino and JACK Thistledown Racino in a sale-leaseback transaction with JACK Entertainment. The transaction with JACK Entertainment brings our total announced transactions in 2019 to $4.9 billion, and total acquisitions – including pending transactions – since our company was formed to $7.6 billion. We're proud of what we've accomplished in the two years since our Company's formation, and we remain committed to diversifying our tenant base with best-in-class operators, expanding geographically in attractive markets and creating value for our shareholders by executing accretive transactions.”
Third Quarter 2019 Acquisitions and Portfolio Activity
On September 20, 2019, we completed the previously announced transaction to acquire the casino-entitled land and real estate and related assets of JACK Cincinnati Casino (“JACK Cincinnati Casino”), located in Cincinnati, Ohio from affiliates of JACK Entertainment LLC ("JACK Entertainment"), for approximately $558.3 million, and a subsidiary of Hard Rock International (“Hard Rock”) acquired the operating assets of the JACK Cincinnati Casino for $186.5 million (together, the “JACK Cincinnati Acquisition”). Simultaneous with the closing of the JACK Cincinnati Acquisition, we entered into a triple-net lease agreement for the JACK Cincinnati Casino with a subsidiary of Hard Rock. The lease has an initial total annual rent of $42.75 million, for an implied capitalization rate of 7.7%, and an initial term of 15 years, with four five-year tenant renewal options. The tenant’s obligations under the lease are guaranteed by Seminole Hard Rock Entertainment, Inc., which maintains an investment grade rating from S&P Global Ratings and Fitch Ratings. We financed the transaction with cash on hand.
We expect to close on the previously announced acquisition of the land and real estate assets of Mountaineer Casino, Racetrack & Resort located in New Cumberland, West Virginia, Lady Luck Casino Caruthersville located in Caruthersville, Missouri and Isle Casino Cape Girardeau located in Cape Girardeau, Missouri (collectively, the “Century Portfolio”), together with the simultaneous entry into a master triple-net lease agreement for such properties with Century Casinos, Inc. (NASDAQ: CNTY) (“Century Casinos”), by the end of 2019, subject to regulatory approvals and customary closing conditions. The master lease with Century Casinos will have an aggregate initial total annual rent of $25.0 million, and an initial term of 15 years, with four five-year tenant renewal options.
Additionally, as previously disclosed pursuant to the terms of the master transaction agreement with Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado”) in connection with Eldorado’s proposed business combination with Caesars Entertainment Corporation (NASDAQ: CZR) (“Caesars”), we entered into the definitive purchase and sale agreements to acquire the land and real estate assets associated with Harrah’s New Orleans, Harrah’s Laughlin, and Harrah’s Atlantic City and, upon closing of the Eldorado/Caesars combination, we will enter into agreements to modify certain provisions of the existing Caesars lease agreements (collectively, the “Eldorado Transaction”). The Eldorado Transaction and the Eldorado/Caesars combination are both subject to regulatory approvals and customary closing conditions. Eldorado has publicly disclosed that it expects the combination to close in the first half of 2020. The Eldorado Transaction will result in aggregate incremental annual rent of $252.5 million and is subject to the closing of the Eldorado/Caesars combination.

Subsequent to Quarter End
On October 28, 2019, we entered into a definitive agreement with an affiliate of JACK Entertainment to acquire 100% of the membership interests of its affiliates that own casino-entitled land and real estate and related assets associated with JACK Cleveland Casino, located in downtown Cleveland, Ohio, and JACK Thistledown Racino, located approximately 10 miles southeast of downtown Cleveland in the city of North Randall, Ohio, for an aggregate purchase price of approximately $843.3 million in cash (the “JACK Cleveland/Thistledown Transaction”). Simultaneous with the closing of the transaction, we will enter into a master triple-net lease agreement with JACK Entertainment related to the assets. The master lease will have an initial total annual rent of $65.9 million, for an implied capitalization rate of 7.8%, and an initial term of 15 years with four 5-year tenant renewal options. The tenant’s obligations under the lease will be guaranteed by Rock Ohio Ventures LLC. Additionally, we will provide a $50 million loan secured by certain non-gaming real estate assets of Rock Ohio Ventures LLC, which will bear interest at 9.0% for a period of five years with two 1-year extension options. The transaction is subject to regulatory approvals and customary closing conditions and is expected to close in early 2020.
We can provide no assurances that the acquisition of the Century Portfolio, the Eldorado Transaction or the JACK Cleveland/Thistledown Transaction will be consummated on the terms or timeframes described herein, or at all.
Balance Sheet and Capital Markets Activity
As of September 30, 2019, the Company had $4.1 billion in total debt and approximately $1.8 billion in liquidity comprised of $431.4 million in cash and cash equivalents, $342.8 million of short-term investments and $1.0 billion of availability under the Revolving Credit Facility (subject to compliance with the financial covenants of the facility). In addition, the Company has access to the 65,000,000 shares that are subject to the forward sale agreement entered into in June 2019, which would provide an additional approximately $1.3 billion in proceeds upon settlement. The Company’s outstanding indebtedness as of September 30, 2019 was as follows:

($ in millions)	September 30, 2019
Revolving Credit Facility	$—
Term Loan B Facility	2,100.0
CPLV CMBS Debt	1,550.0
Second Lien Notes	498.5
Total debt outstanding, face value	$4,148.5
Cash and cash equivalents	$431.4
Short-term investments	$342.8
Net Debt	$3,374.3

Dividends
On September 12, 2019, the Company declared a cash dividend of $0.2975 per share of common stock for the period from July 1, 2019 to September 30, 2019, based on an annual distribution rate of $1.19 per share, which represents a 3.5% increase from the prior annualized dividend rate. The dividend was paid on October 10, 2019 to stockholders of record as of the close of business on September 27, 2019.

“During the third quarter we continued to demonstrate our commitment to delivering consistent annual growth for our shareholders.” said, David Kieske, EVP, Chief Financial Officer. “With the closing of the JACK Cincinnati acquisition, we added $42.75 million in annual rent, increasing our rent by 4.9% on an annualized basis.  In addition, for the second year in a row we announced an increase in our annual dividend during the third quarter, raising our annual dividend to $1.19, representing a 3.5% increase while still maintaining one of the lowest payout ratios in the triple net sector. Our balance sheet remains well capitalized as we continue to work to close the pending acquisitions of the Century Portfolio, JACK Cleveland Casino and JACK Thistledown Racino, and the Eldorado Transaction on a leverage-neutral basis.”
2019 Guidance
The Company is updating its estimated net income, FFO and AFFO guidance for the full year 2019 to reflect the closing of the JACK Cincinnati Acquisition on September 20, 2019, an acceleration of the deferred financing fees that have been incurred in connection with the Eldorado Transaction, and the estimated impact of potential dilution resulting from the June 2019 forward sale agreements during the period of time prior to settlement. The Company estimates that net income attributable to common stockholders for the year ending December 31, 2019 will be between $600.0 million and $606.0 million, or between $1.37 and $1.38 per diluted share. The Company estimates AFFO for the year ending December 31, 2019 will be between $645.0 million and $650.0 million, or between $1.47 and $1.48 per diluted share. These per share estimates reflect the dilutive impact of the additional 50,000,000 shares of common stock issued on June 28, 2019, as well as an estimate of the additional shares from the unsettled forward sale agreements that are required to be included in the dilutive earnings per share calculation under the treasury stock method.
The following is a summary of the Company’s full-year 2019 guidance:
These estimates do not include the impact on operating results from currently pending transactions (including the acquisition of the Century Portfolio, the Eldorado Transaction and the JACK Cleveland/Thistledown Transaction), the sale of common shares subject to the forward sale agreement entered into with the forward purchasers in June 2019 or possible future acquisitions or dispositions, capital markets activity, or other non-recurring transactions.

2019 Aggregate Guidance: Net Income, FFO & AFFO ($ in millions)
	Updated Guidance		Prior Guidance
For the Year Ending December 31, 2019:	Low	High	Low	High
Estimated net income attributable to common stockholders	$600.0	$606.0	$605.0	$615.0
Estimated real estate depreciation	—	—	—	—
Estimated Funds From Operations (FFO)	$600.0	$606.0	$605.0	$615.0
Estimated direct financing and sales-type lease adjustments	0.2	0.2	(6.5)	(6.5)
Estimated transaction and acquisition expenses, non-cash stock-based compensation, amortization of debt issuance costs and OID, other non-cash interest expense, non-real estate depreciation, capital expenditures, impairment charges and gains or losses on debt extinguishments	44.8	43.8	36.5	36.5
Estimated Adjusted Funds From Operations (AFFO)	$645.0	$650.0	$635.0	$645.0

2019 Per Share Guidance: Net Income, FFO & AFFO
	Updated Guidance		Prior Guidance
For the Year Ending December 31, 2019:	Low	High	Low	High
Estimated net income attributable to common stockholders per diluted share	$1.37	$1.38	$1.38	$1.40
Estimated real estate depreciation per diluted share	—	—	—	—
Estimated Funds From Operations (FFO) per diluted share	$1.37	$1.38	$1.38	$1.40
Estimated direct financing and sales-type lease adjustments per diluted share	0.00	0.00	(0.01)	(0.01)
Estimated transaction and acquisition expenses, non-cash stock-based compensation, amortization of debt issuance costs and OID, other non-cash interest expense, non-real estate depreciation, capital expenditures, impairment charges and gains or losses on debt extinguishments, per diluted share	0.10	0.10	0.08	0.08
Estimated Adjusted Funds From Operations (AFFO) per diluted share	$1.47	$1.48	$1.45	$1.47
Estimated Weighted Average Share Count at Year End (in millions)	438.9	438.9	438.0	438.0

The estimates set forth above reflect management’s view of current and future market conditions, including assumptions with respect to the earnings impact of the events referenced in this release and otherwise to be referenced during the conference call referred to below. The estimates set forth above may be subject to fluctuations as a result of several factors and there can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.
Supplemental Information
In addition to this release, the Company has furnished Supplemental Financial Information, which is available on our website in the "Investors" section, under the menu heading "Financials." This additional information is being provided as a supplement to the information in this release and our other filings with the SEC. The Company has no obligation to update any of the guidance or other information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.
Conference Call and Webcast
The Company will host a conference call and audio webcast on Friday, November 1, 2019 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing 833-227-5837 (domestic) or 647-689-4064 (international). An audio replay of the conference call will be available from 1:00 p.m. ET on November 1, 2019 until midnight ET on November 8, 2019 and can be accessed by dialing 800-585-8367 (domestic) or 416-621-4642 (international) and entering the passcode 5463948.
A live audio webcast of the conference call will be available through the “Investors” section of the Company’s website, www.viciproperties.com, on November 1, 2019, beginning at 10:00 a.m. ET. A replay of the webcast will be available shortly after the call on the Company’s website and will continue for one year.

About VICI Properties
VICI Properties is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 24 gaming facilities comprising over 40 million square feet and features approximately 15,200 hotel rooms and more than 150 restaurants, bars and nightclubs. Its properties are leased to industry leading gaming and hospitality operators, including Caesars Entertainment Corporation, Penn National Gaming, Inc. and Hard Rock International. VICI Properties also owns four championship golf courses and 34 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio. For additional information, please visit www.viciproperties.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are risks that the Company may not achieve the benefits contemplated by the acquisition of the real estate assets; risks that not all potential risks and liabilities have been identified in the Company’s due diligence; risks regarding the ability to receive, or delays in obtaining, the governmental and regulatory approvals and consents required to consummate our pending acquisitions, or other delays or impediments to completing our pending acquisitions; our ability to obtain the financing necessary to complete our pending acquisitions on the terms we currently expect or at all; the possibility that our pending acquisitions may not be completed or that completion may be unduly delayed; and the effects of our recently completed acquisitions and the pending acquisitions on us, including the post-acquisition impact on our financial condition, financial and operating results, cash flows, strategy and plans. Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.

Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.
FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by The National Association of Real Estate Investment Trusts (“NAREIT”), we define FFO as net income (or loss) (computed in accordance with GAAP) excluding (i) gains (or losses) from sales of certain real estate assets, (ii) depreciation and amortization related to real estate, (iii) gains and losses from change in control and (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.
AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate our performance. We calculate AFFO by adding or subtracting from FFO direct financing and sales-type lease adjustments, transaction costs incurred in connection with the acquisition of real estate investments, non-cash stock-based compensation expense, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges related to non-depreciable real estate and gains (or losses) on debt extinguishment.
We calculate Adjusted EBITDA by adding or subtracting from AFFO interest expense and interest income (collectively, interest expense, net) and income tax expense.
These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30, 2019	December 31, 2018
Assets
Real estate portfolio:
Investments in direct financing and sales-type leases, net	$10,455,900	$8,916,047
Investments in operating leases	1,086,658	1,086,658
Land	94,711	95,789
Cash and cash equivalents	431,423	577,883
Restricted cash	32,087	20,564
Short-term investments	342,767	520,877
Other assets	137,920	115,550
Total assets	$12,581,466	$11,333,368

Liabilities
Debt, net	$4,125,473	$4,122,264
Accrued interest	23,945	14,184
Deferred financing liability	73,600	73,600
Deferred revenue	250	43,605
Dividends payable	137,048	116,287
Other liabilities	147,081	62,406
Total liabilities	4,507,397	4,432,346

Stockholders’ equity
Common stock	4,610	4,047
Preferred stock	—	—
Additional paid in capital	7,816,233	6,648,430
Accumulated other comprehensive income	(77,116)	(22,124)
Retained earnings	246,587	187,096
Total VICI stockholders’ equity	7,990,314	6,817,449
Non-controlling interests	83,755	83,573
Total stockholders’ equity	8,074,069	6,901,022
Total liabilities and stockholders’ equity	$12,581,466	$11,333,368

VICI Properties Inc.
Consolidated Statement of Operations and Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues
Income from direct financing and sales-type leases	$206,001	$189,938	$603,300	$554,293
Income from operating leases	10,913	12,209	32,740	36,627
Tenant reimbursement of property taxes	—	25,147	—	61,322
Golf operations	5,599	5,393	21,221	19,696
Revenues	222,513	232,687	657,261	671,938

Operating expenses
General and administrative	6,717	5,678	19,460	20,145
Depreciation	1,000	929	2,948	2,757
Property taxes	—	25,423	—	61,598
Golf operations	5,423	4,223	14,363	12,832
Loss on impairment	—	12,334	—	12,334
Transaction and acquisition expenses	993	—	4,749	—
Total operating expenses	14,133	48,587	41,520	109,666
Operating income	208,380	184,100	615,741	562,272

Interest expense	(68,531)	(54,051)	(176,936)	(158,365)
Interest income	6,690	2,027	15,861	7,504
Loss from extinguishment of debt	—	—	—	(23,040)
Income before income taxes	146,539	132,076	454,666	388,371
Income tax expense	(24)	(52)	(1,098)	(884)
Net income	146,515	132,024	$453,568	$387,487
Less: Net income attributable to non-controlling interests	(2,080)	(2,112)	(6,235)	(6,409)
Net income attributable to common stockholders	$144,435	$129,912	$447,333	$381,078

Net income per common share
Basic	$0.31	$0.35	$1.05	$1.06
Diluted	$0.31	$0.35	$1.04	$1.06

Weighted average number of common shares outstanding
Basic	460,666,295	369,935,055	426,437,889	360,997,358
Diluted	465,771,668	370,127,185	428,366,146	361,042,203

VICI Properties Inc.
Reconciliation of Net Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income attributable to common stockholders	$144,435	$129,912	$447,333	$381,078
Real estate depreciation	—	—	—	—
FFO	144,435	129,912	447,333	381,078
Direct financing and sales-type lease adjustments attributable to common stockholders	2,563	(12,876)	(2,093)	(38,652)
Transaction and acquisition expenses	993	—	4,749	—
Loss on extinguishment of debt	—	—	—	23,040
Loss on impairment	—	12,334	—	12,334
Non-cash stock-based compensation	1,404	623	3,821	1,482
Amortization of debt issuance costs and original issue discount	14,816	1,495	18,180	4,477
Other depreciation	997	926	2,940	2,752
Capital expenditures	(588)	(187)	(1,991)	(744)
AFFO	164,620	132,227	472,939	385,767
Interest expense, net	47,025	50,529	142,895	146,385
Income tax expense	24	52	1,098	884
Adjusted EBITDA	$211,669	$182,808	$616,932	$533,036

Net income per common share
Basic	$0.31	$0.35	$1.05	$1.06
Diluted	$0.31	$0.35	$1.04	$1.06
FFO per common share
Basic	$0.31	$0.35	$1.05	$1.06
Diluted	$0.31	$0.35	$1.04	$1.06
AFFO per common share
Basic	$0.36	$0.36	$1.11	$1.07
Diluted	$0.35	$0.36	$1.10	$1.07
Weighted average number of common shares outstanding
Basic	460,666,295	369,935,055	426,437,889	360,997,358
Diluted	465,771,668	370,127,185	428,366,146	361,042,203

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Danny Valoy
Vice President, Finance
DValoy@viciproperties.com